UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2017 (March 16, 2017)

PROPETRO HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38035	26-3685382
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1706 S. Midkiff, Bldg. B

Midland, Texas 79701

(Address of principal executive offices and zip code)

(432) 688-0012

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On March 16, 2017, ProPetro Holding Corp. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, the selling stockholders named therein (the “Selling Stockholders”) and Goldman, Sachs & Co. and Barclays Capital Inc., as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale (the “Offering”), and the purchase by the Underwriters, of 25,000,000 shares (the “Firm Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), 13,250,000 of which are to be sold by the Company (the “Company Firm Shares”) and 11,750,000 of which are to be sold by the Selling Stockholders (the “Selling Stockholder Firm Shares”), at a price to the public of $14.00 per share ($13.181 per share, net of the underwriting discount).  Pursuant to the Underwriting Agreement, the Selling Stockholders granted the Underwriters an option for a period of 30 days to purchase up to an aggregate of an additional 3,750,000 shares (the “Optional Shares”) of Common Stock at the same price per share.

The material terms of the Offering are described in the prospectus, dated March 16, 2017 (the “Prospectus”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on March 20, 2017 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”).  The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-215940), initially filed by the Company with the Commission on February 8, 2017.

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions.  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Offering is expected to close on March 22, 2017.  As described in the Prospectus, the Company intends to use net proceeds of approximately $171.0 million from the Offering of the Company Firm Shares, after deducting underwriting discounts, commissions and estimated offering expenses, as follows: (i) approximately $71.8 million will be used to repay borrowings outstanding under the Company’s term loan, (ii) approximately $63.6 million will be used to fund the purchase of additional hydraulic fracturing units, and (iii) approximately $35.6 million will be retained for general corporate purposes.  The Company will not receive any net proceeds from the sale of the Selling Stockholder Firm Shares or the Optional Shares.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

First Amendment to Certificate of Incorporation

On March 16, 2017, the Certificate of Amendment to the Certificate of Incorporation of the Company became effective (the “Amendment”) and provided for a 1.45 for 1 stock split.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated into this item 5.03 by reference.

Item 9.01                                                                     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1

Underwriting Agreement, dated as of March 16, 2017, by and among ProPetro Holding Corp., the selling stockholders named therein and Goldman, Sachs & Co. and Barclays Capital Inc., as representatives of the several underwriters named therein.

3.1	Amendment No. 1 to the Certificate of Incorporation of ProPetro Holding Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPETRO HOLDING CORP.

Dated: March 21, 2017	By:	/s/ Jeffrey Smith
Jeffrey Smith
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1

Underwriting Agreement, dated as of March 16, 2017, by and among ProPetro Holding Corp., the selling stockholders named therein and Goldman, Sachs & Co. and Barclays Capital Inc., as representatives of the several underwriters named therein.

3.1	Amendment No. 1 to the Certificate of Incorporation of ProPetro Holding Corp.